Exhibit 10(d)

JPMORGAN CHASE BANK, N.A.
383 Madison Avenue
New York, NY 10179

October 28, 2018

Project Legacy
Commitment Letter

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024

Attention:	Christian S. Kendall, President and Chief Executive Officer

Ladies and Gentlemen:

Denbury Resources Inc. (“you” or the “Company”) has advised JPMorgan Chase Bank, N.A. (“JPMorgan”, the “Commitment Party”, “us” or “we”) that you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Terms and Conditions for the Bridge Facility attached hereto as Exhibit B (the “Bridge Facility Term Sheet”), the Summary of Terms and Conditions for the Revolving Facility attached hereto as Exhibit C (the “Revolving Facility Term Sheet” and, together with the Bridge Facility Term Sheet, the “Term Sheets”) and the Summary of Additional Conditions attached hereto as Exhibit D (this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).
JPMorgan is pleased to advise you of its commitment to provide the entire amount of the Initial Borrowing Base in respect of the RBL Amendment or the Refinancing RBL Facility, as applicable (the “Revolving Facility”) and the entire amount of the Bridge Facility (together with the Revolving Facility, the “Facilities”), and JPMorgan is pleased to advise you that it is willing to act as lead arranger and bookrunner for the Facilities.
It is agreed that JPMorgan will act as lead arranger and bookrunner in respect of the Facilities with JPMorgan’s name appearing on the left-hand side of any marketing materials (in such capacities, the “Lead Arranger”) (provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC), and that JPMorgan will act as the sole administrative agent in respect of each of the Facilities. Except as set forth below, you agree that no other joint bookrunners, agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by the next paragraph, the Term Sheets, the Summary of Additional Conditions attached hereto as Exhibit D and the Fee Letter (referred to below)) will be paid in connection with any Facility unless you and we shall so agree.
You may appoint, in consultation with JPMorgan, one or more additional joint bookrunners, arrangers, agents or co-agents for any Facility; provided that (a) the aggregate underwriting economics payable to all such additional joint bookrunners, arrangers, agents or co-agents in respect of

Commitment Letter

such Facility shall not exceed 70% of the total underwriting economics in respect of such Facility, (b) no such additional joint bookrunner, arranger, agent or co-agent shall have economics greater than JPMorgan with respect to any Facility and (c) each such additional joint bookrunner, arranger, agent or co-agent (or its relevant affiliate) shall assume (pursuant to customary joinder documentation) a proportion of the commitments with respect to such Facility that is equal to the proportion of the underwriting economics in respect of such Facility allocated to such joint bookrunner, arranger, agent or co-agent.
We intend to syndicate the Facilities to a group of lenders (together with JPMorgan, the “Lenders”) identified by us in consultation with you. We intend to commence syndication efforts promptly after the date hereof, and you agree to use commercially reasonable efforts to actively assist us in completing a syndication reasonably satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Company (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target), (b) your causing direct contact between senior management and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, such contact between senior management and advisors of the Target, on the one hand, and the proposed Lenders, on the other hand), in each case at times (and, to the extent applicable, locations) to be mutually agreed upon, (c) as set forth in the next paragraph, assistance from the Company in the preparation of customary marketing materials to be used in connection with the syndication (collectively with the Term Sheets, the “Information Materials”), (d) the hosting, with us and senior management of the Company of a reasonable number of conference calls or meetings of prospective Lenders, in each case at times (and, to the extent applicable, locations) to be mutually agreed upon, (e) your using commercially reasonable efforts to obtain (x) corporate credit and/or corporate family ratings for the Company and (y) ratings for the Bridge Facility and the New Notes, in each case from each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services, LLC (“S&P”) as soon as practical and in any event prior to the Closing Date and (f) your ensuring that, prior to and during the syndication of the Facilities, there shall be no competing offering, placement or arrangement of any debt securities (other than the New Notes) or bank financing of the Company or its subsidiaries (and after using your commercially reasonable efforts, to the extent practical and appropriate and in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement as in effect on the date hereof, the Target or its subsidiaries) without our consent (such consent not to be unreasonably withheld, delayed or conditioned) if such debt securities or bank financing would have a materially detrimental effect upon the primary syndication of the Facilities (it being agreed that the foregoing shall not apply to the Facilities, any debt permitted to be incurred by the Target under the Acquisition Agreement, drawings under existing revolving credit facilities or any ordinary course working capital facilities, capital leases, letters of credit, purchase money debt or equipment financings). Without limiting your obligations to assist with syndication efforts as set forth above, we agree that the successful completion of such syndication prior to the Closing Date is not a condition to the Commitment Party’s commitment hereunder.
You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If reasonably requested by us, you also will use commercially reasonable efforts to assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (consisting exclusively of information and documentation with respect to the Company, the Target and your and its respective affiliates that is either publicly available or not material with respect to the Company, the Target and your and its respective affiliates within the meaning of United States federal and state securities laws) with respect to the Company, the Target and your and its respective affiliates and any of

Commitment Letter

the Company’s or the Target’s securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that Commitment Party Public-Siders who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Bridge Facility has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Bridge Facility to trade or (ii) in violation of any confidentiality agreement between you and the Commitment Party.
You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Commitment Party for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Facilities, (c) draft and final definitive documentation with respect to the Facilities and (d) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.
JPMorgan, in its capacity as Lead Arranger, will manage, subject to your consultation rights, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. The Company agrees that it will not assert any claim against the Lead Arranger based on an alleged breach of fiduciary duty by the Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, you acknowledge and agree that, as Lead Arranger, JPMorgan is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arranger shall have no responsibility or liability to you with respect thereto.
To assist us in our syndication efforts, you agree to use commercially reasonable efforts promptly to prepare and provide to us all customary information reasonably available to you with respect to the Company, the Target and your and its respective subsidiaries, the Transaction and the other transactions contemplated hereby, including all reasonably available financial information concerning the Target and projections (such as financial estimates, forecasts and other forward looking statements) relating to the Target, the Transaction and the other transactions contemplated hereby (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and warrant (with respect to the Target and its subsidiaries, to your knowledge) that (a) all written information relating to the Company and its subsidiaries, the Transaction and the other transactions contemplated hereby other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make

Commitment Letter

the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed in good faith by you to be reasonable at the time so made available to us; it being understood by us that such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ and that such differences may be material. You understand that we may, in arranging and syndicating the Facilities, use and rely on the Information and Projections without independent verification thereof.
As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter, dated the date hereof and delivered herewith (the “Fee Letter”).
Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to the availability of the Facilities on the Closing Date are: (a) since June 30, 2018, there has not occurred any Parent Material Adverse Effect (as defined in the Acquisition Agreement) or Company Material Adverse Effect (as defined in the Acquisition Agreement) or any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had and would reasonably be expected to have a Parent Material Adverse Effect or Company Material Adverse Effect; (b) JPMorgan having been afforded a period of not less than 15 consecutive Business Days (as defined in the Acquisition Agreement) from the later of (i) the date the Joint Proxy Statement (as defined in the Acquisition Agreement) is first mailed to the stockholders of the Company and the Target and (ii) the date of JPMorgan’s receipt of the financial statements required by paragraphs (e) and (f) of Exhibit D to complete syndication thereof; provided that (x) November 22, 2018, November 23, 2018, January 21, 2019 and February 18, 2019 shall not be counted as Business Days for such 15 consecutive Business Day period (it being understood that such exclusions shall not restart such 15 consecutive Business Day period) and (y) such consecutive 15 Business Day period shall either be completed on or prior to December 21, 2018 or commence no earlier than January 2, 2019; provided, further that if you believe that you have fulfilled the obligation to deliver the financial statements required by paragraphs (e) and (f) of Exhibit D, you may deliver to JPMorgan written notice to that effect (stating that date that you believe you completed such delivery), in which case you shall be deemed to have delivered such financial statements required by paragraphs (e) and (f) of Exhibit D on the date specified in such notice, unless JPMorgan in good faith reasonably believes that you have not completed delivery of such financial statements and, within two Business Days (as defined in the Acquisition Agreement) after the delivery of such notice by you, JPMorgan delivers a written notice to you to that effect (stating with specificity the financial statements required by paragraphs (e) and (f) of Exhibit D that has not been delivered), in which case such financial statements shall be deemed to be delivered immediately upon delivery by you of such financial statements reasonably addressing the points contained in the notice; (c) the closing of the Facilities on or before April 30, 2019; and (d) the other conditions set forth in Exhibit D and in the immediately following paragraph.
Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation, the Revolving Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the date of funding under the Facilities (the “Closing Date”), shall be (i) the representations and warranties made by the Target in the Acquisition Agreement that are material to the interests of the Lenders (in their capacity as such), but only to the extent that the Company (or any of its affiliates) has the right not to consummate the Acquisition or to terminate its (or its affiliates’) obligations under the

Commitment Letter

Acquisition Agreement as a result of a breach of such representations or warranties (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the applicable Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in the immediately preceding paragraph of this Commitment Letter are satisfied or waived (it being understood that, to the extent that any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than any security interest in any Collateral (1) which may be perfected by the filing of a financing statement under the Uniform Commercial Code (the “UCC”) and (2) which may be perfected by the delivery of equity certificates (and related equity powers) of the Borrower and the Guarantors that are part of the Collateral (other than any such equity certificates (and related equity powers) relating to any subsidiary of the Target to the extent not received by you after your use of commercially reasonable efforts to do so) (3) which is perfected under the Existing Credit Agreement, including existing real property mortgages if the Revolving Facility takes the form of the RBL Amendment, and (4) at least 50% of the PV-9 value of the oil and gas properties evaluated in the Initial Reserve Report evidenced by executed real property mortgages encumbering such properties) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral (including, for the avoidance of doubt, deposit accounts, commodities accounts and securities accounts) shall not constitute a condition precedent to the availability of, and shall not affect the size of, the Facilities on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably within 60 days following the Closing Date (or such later date as may be reasonably agreed between the Administrative Agent and the Borrower)); provided that, notwithstanding the foregoing, the Borrower and the Guarantors shall use their commercially reasonable efforts to deliver executed real property mortgages encumbering not less than 85% of the PV-9 value of the oil and gas properties evaluated in the Initial Reserve Report) on the Closing Date to secure the Revolving Facility. For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate existence; power and authority, due authorization, execution and delivery and the enforceability of the Facilities Documentation, in each case as they relate to the entering into and performance of the applicable Facilities Documentation; solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (to be determined in a manner consistent with the solvency certificate to be delivered in the form of Annex I to Exhibit D hereto); Federal Reserve margin regulations; the Investment Company Act; and use of proceeds not in violation of anti-corruption laws and sanctions. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.
You agree to indemnify and hold harmless the Commitment Party, its affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and whether or not such proceeding is instituted or brought on behalf of a third party or by you or any of its affiliates, and to reimburse each indemnified person promptly on demand for the reasonable legal or other reasonable, documented, out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the bad faith, willful misconduct or gross negligence of such indemnified person, its affiliates or any of their directors, employees, advisors or agents or any material breach of the obligations of such indemnified person or any of its affiliates under this Commitment Letter. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission

Commitment Letter

systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the bad faith, gross negligence, willful misconduct of, or a material breach of this Commitment Letter by, such indemnified person, its affiliates or any of their directors, employees, advisors or agents. In addition, no indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transaction or any related transaction.
You acknowledge that the Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party will not use confidential information obtained from you or with respect to the Target by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by the Commitment Party of services for other companies, and the Commitment Party will not furnish any such information to other companies. You also acknowledge that the Commitment Party has no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of other companies that may be the subject of the transactions contemplated by this Commitment Letter.
The Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded, and subject to the provisions governing the conduct of, the Commitment Party hereunder.
This Commitment Letter shall not be assignable by either party hereto to any person without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) (and any purported assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.
This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the City and County of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City and County of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheets, the Fee Letter, the transactions contemplated hereby or the performance of services

Commitment Letter

hereunder; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and whether there shall have occurred a “Company Material Adverse Effect” (as defined in the Acquisition Agreement) (b) whether the Acquisition Agreement Representations are accurate and whether as a result of a breach thereof you (or your affiliate) has the right not to consummate the Acquisition or to terminate your (or its) obligations under the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (collectively, the “Acquisition Related Matters”), in each case, shall be governed by, and construed in accordance with, the Laws (as defined in the Acquisition Agreement) of the State of Delaware, regardless of the Laws (as defined in the Acquisition Agreement) that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware, except to the extent that the VSCA (as defined in the Acquisition Agreement) is mandatorily applicable to any provision of the Acquisition Agreement.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and, on a confidential basis, those of the Target, who are directly involved in the consideration of this matter (provided that any disclosure of the Fee Letter to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in a manner reasonably satisfactory to the Commitment Party), (b) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law (including, without limitation, United States federal and state securities laws and regulations) or requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you and (c) to the extent you deem reasonably necessary or advisable in connection with complying with your obligations in connection with the syndication of the Facilities, the marketing of the New Notes and the satisfaction of the conditions to the availability of the Facilities.
The Commitment Party hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each Guarantor (as defined in the Term Sheets), which information includes their names, addresses, tax identification numbers and other information that will allow the Commitment Party to identify the Company and each Guarantor in accordance with the Patriot Act.
The jurisdiction, governing law, waiver of jury trial, compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder (provided that the reimbursement and indemnification provisions shall be superseded entirely by the definitive financing documentation).
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on November 2, 2018. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter, if accepted by you as provided in this paragraph, is a binding and enforceable agreement with

Commitment Letter

respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facility Documentation and the Revolving Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter.

Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michele Jones
Name:	Michele Jones
Title:	Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of
the date first above written:

DENBURY RESOURCES INC.

By:	/s/ Mark C. Allen
Name:	Mark C. Allen
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Commitment Letter

EXHIBIT A

PROJECT LEGACY
Transaction Description
________________________
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
Denbury Resources Inc. (the “Company”) and/or certain of its affiliates intends, through a newly formed wholly-owned subsidiary, Dragon Merger Sub Inc., a corporation organized under the laws of the State of Virginia (“Merger Sub”), and a newly formed wholly-owned subsidiary, DR Sub LLC, a limited liability company organized under the laws of Virginia (“LLC Sub”), to acquire (the “Acquisition”) Penn Virginia Corporation, a corporation organized under the laws of the State of Virginia (the “Target”), pursuant to the Acquisition Agreement (as defined below).
In connection with the foregoing, it is intended that:

a)
Pursuant to the agreement and plan of merger (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, the “Acquisition Agreement”) dated the date hereof among the Company, Merger Sub, LLC Sub and the Target, the Company will consummate the Acquisition.

b)
You will obtain $400,000,000 in gross cash proceeds from the issuance of second lien secured notes (the “New Notes”) in a public offering or Rule 144A private placement/Reg S offering (the “New Note Offering”) or, if you are unable to issue the full amount of the New Notes at or prior to the time the Acquisition is consummated, a senior secured second lien bridge facility in an amount of up to $400,000,000 less the gross cash proceeds of New Notes sold in the New Note Offering.

c)
That certain Amended and Restated Credit Agreement, dated as of December 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and among the Company, as borrower, JPMorgan, as administrative agent, and the lending institutions party thereto shall be amended to increase the Borrowing Base (as defined in Exhibit C) to $1,200,000,000 and make other modifications to the Existing Credit Agreement as set forth in Exhibit C (such amendments, the “RBL Amendment”); provided that, in the event that the requisite consents to approve the RBL Amendment are not obtained from the lenders under the Existing Credit Agreement (the “Existing Lenders”) after giving effect to any related assignments of the commitments and voting of the assignees of such commitments under the Existing Credit Agreement, then the Existing Credit Agreement will be amended and restated, with the effect that the loans and commitments under the Existing Credit Agreement will be refinanced on the terms set forth in Exhibit C (the “Refinancing RBL Facility”).

d)
Substantially simultaneously with the Acquisition, all outstanding obligations of the Target and its subsidiaries pursuant to (i) the Credit Agreement, dated as of September 12, 2016, by and among Penn Virginia Holding Corp., Penn Virginia Corporation, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and issuing lender, and (ii) the Credit Agreement, dated as of September 29, 2017, by and among Penn Virginia Holding Corp., as borrower, Penn Virginia Corporation, the lenders party thereto and Jefferies Finance LLC, as

Commitment Letter

administrative agent, collateral agent and sole lead arranger, in each case shall be released in full (the “Refinancing”).

e)
The proceeds of the Facilities funded on the Closing Date, will be applied to pay (i) the consideration in connection with the Acquisition and any other payments required under the Acquisition Agreement, (ii) the fees and expenses incurred in connection with the Transactions (the amounts set forth in clauses (i) and (ii) above, collectively, the “Acquisition Costs”) and (iii) for the Refinancing.

The transactions described above (including the payment of Acquisition Costs and the repayment of such existing indebtedness of the Company or the Target (or both)) are collectively referred to herein as the “Transactions”, and the transactions described in clause (d) above are collectively referred to herein as the “Refinancing”.

Commitment Letter

EXHIBIT B

PROJECT LEGACY
BRIDGE FACILITY
Summary of Terms and Conditions
________________________

Set forth below is a summary of the terms and conditions for the Bridge Facility. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, C and D thereto.

Initial Loans:	The Lenders (as defined below) will make second lien secured loans (the “Initial Loans”) to the Borrower on the Closing Date (as defined below) in an aggregate principal amount of up to $400,000,000.
Borrower:	The Company.
Guarantors:
The New Facility Debt (as defined below) shall be jointly and severally guaranteed by all guarantors of the Company’s 9% senior secured second lien notes due 2021, 9¼% senior secured second lien notes due 2022 and 7½% senior secured second lien notes due 2024 (collectively, the “Existing Second Lien Notes”), on a senior basis (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

Each guarantee issued in respect of the New Facility Debt will be automatically released upon the release of the corresponding guarantees of the Existing Second Lien Notes, except in the case of the release of the guarantees in connection with the repayment, redemption or defeasance of any Existing Second Lien Notes.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”; in such capacity, the “Administrative Agent”) will act as Administrative Agent for the Lenders holding the Initial Loans from time to time.
Lead Arranger and Bookrunner:	JPMorgan (in such capacity, the “Arranger”).
Lenders:	JPMorgan and any other holder of any portion of the Initial Loans or of any commitment to make the Initial Loans are collectively referred to as the “Lenders”.
Availability:	The Bridge Facility shall be available for drawing on the Closing Date.
Use of Proceeds:	The proceeds of the Loans shall be used to (a) finance a portion of the Acquisition, and (b) to pay for fees and expenses associated with the Transaction.
Funding:	The Lenders will make the Initial Loans simultaneously with the consummation of the Acquisition. The date on which such

Term Sheet – Bridge Facility

Initial Loans are first made and the Transaction is consummated is herein called the “Closing Date”.
Maturity/Exchange:
The Initial Loans will initially mature on the first anniversary of the Closing Date (the “Initial Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Loans have not been previously repaid in full on or prior to the Initial Loan Maturity Date and no bankruptcy (with respect to the Company) event of default then exists, such Initial Loans shall automatically be extended to the seventh anniversary of the Closing Date (and shall be deemed to be “Extended Term Loans” beginning on the date immediately following the first anniversary of the Closing Date). The Lenders in respect of such Extended Term Loans will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”; together with the Initial Loans and the Extended Term Loans, the “New Facility Debt”) in exchange for such Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I; provided, that a Lender may not elect to exchange only a portion of its outstanding Extended Term Loans for Exchange Notes unless such Lender intends at the time of such partial exchange to sell promptly the Exchange Notes received therefor; and provided, further, that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $25,000,000 in principal amount of Exchange Notes.

The Initial Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.
Interest:
For the first 90-day period commencing on the Closing Date, the Initial Loans will accrue interest at a rate per annum equal to the Eurodollar Rate (as defined below) on the Closing Date (and reset at each interest payment date), plus 525 basis points. Thereafter, interest on the Initial Loans will increase by an additional 25 basis points after the initial 90-day period and each 90-day period subsequent to the initial 90-day period, increasing to a maximum of the Bridge Rate Cap (as defined in the Fee Letter). Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 200 basis points.

Following the Initial Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto, subject to the interest rate caps applicable to Exchange Notes.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.
“Eurodollar Rate” on any date of determination means the greater of (i) 1.00% and (ii) the rate (adjusted for any statutory

Term Sheet – Bridge Facility

reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on the Reuters Screen LIBOR01 Page two business days prior to such date.

Interest will be payable in arrears (a) at the end of each fiscal quarter of the Borrower following the Closing Date and on the Initial Loan Maturity Date and (b) for the Extended Term Loans, at the end of each fiscal quarter of the Borrower following the Initial Loan Maturity Date and on the final maturity date.

Pari-Passu Ranking:	The Initial Loans will rank pari-passu to all other second lien secured indebtedness of the Borrower, including the Existing Second Lien Notes.
Mandatory Prepayment:
The Borrower will be required to prepay Initial Loans on a pro rata basis, at par plus accrued and unpaid interest from the net proceeds of (after deduction of, among other things, amounts required, if any, to repay indebtedness outstanding under the Revolving Facility Documentation and any other first lien secured debt of the Borrower) (i) the sale of any assets outside the ordinary course of business, subject to 12-month reinvestment rights, (ii) the issuance of any equity and (iii) the issuance of any indebtedness (other than any borrowings under the Revolving Facility Documentation, ordinary course working capital facilities, ordinary course capital leases, purchase money and equipment financings and other exceptions to be agreed). Following the Initial Loan Maturity Date, the mandatory redemption requirements applicable to the Extended Term Loans will be automatically modified so as to be consistent with the mandatory offer to repurchase requirements applicable to the Exchange Notes. In addition, after any payments required to be made to repay the Revolving Facility Documentation and any other first lien secured debt of the Borrower have been paid in full, the Borrower will be required to redeem the Initial Loans and the Extended Term Loans and, if issued, offer to prepay the Exchange Notes, upon the occurrence of a change of control at par plus accrued and unpaid interest.

Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon three days’ prior notice, at par plus accrued and unpaid interest.
Documentation:
The definitive documentation for the Bridge Facility (such documentation, the “Bridge Facility Documentation”) shall be substantially consistent with the documentation for the Company’s 7½% senior secured second lien notes due 2024 (the “Precedent Documentation”).

Conditions Precedent:	Subject to the Certain Funds Provisions, the availability of the Bridge Facility shall be solely conditioned upon the satisfaction of the applicable conditions set forth in Exhibit D and in the

Term Sheet – Bridge Facility

eleventh and twelfth paragraphs of the Commitment Letter.
Representations and Warranties:
Subject to the Certain Funds Provisions, usual and customary, in light of current market conditions, for recent facilities of this type. As appropriate, such representations and warranties shall be substantially similar to the representations and warranties set forth in the Revolving Facility Documentation.

Affirmative Covenants:
Usual and customary, in light of current market conditions, for recent facilities of this type. As appropriate, such affirmative covenants shall be substantially similar to the affirmative covenants set forth in the Precedent Documentation.

Negative Covenants:
Usual and customary, in light of current market conditions and any exceptions to such covenants set forth in the Precedent Documentation, for recent facilities of this type and limited to the following: restrictions on the incurrence of indebtedness, the payment of dividends, redemption of capital stock and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, entering into affiliate transactions, entering into mergers, consolidations and sales of substantially all the assets of the Borrower and its subsidiaries and requirements as to future subsidiary guarantors; provided, that such covenants will be incurrence-based covenants, based on those contained in the preliminary offering memorandum or prospectus used to market the New Notes prior to the Closing Date. Prior to the Initial Loan Maturity Date, the covenants may be more restrictive than those in the Extended Term Loans and the Exchange Notes. Following the Initial Loan Maturity Date, the covenants relevant to the Extended Term Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:
Usual and customary, in light of current market conditions, for recent facilities of this type and based on those contained in the preliminary offering memorandum or prospectus used to market the New Notes prior to the Closing Date and applicable to the Borrower and its material subsidiaries, which will be based on the Precedent Documentation. Following the Initial Loan Maturity Date, the events of default relevant to the Extended Term Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:
Usual for facilities and transactions of this type, including standard protective provisions for such matters as increased costs, funding losses, capital adequacy, requirements of law and withholding taxes.

Term Sheet – Bridge Facility

Bail-in Provisions:	The Bridge Facility Documentation shall contain customary EU bail-in provisions similar to those set forth in the Revolving Facility Documentation.
Assignment and Participation:
Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Initial Loans and commitments with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that the Borrower shall have the right to withhold or delay its consent to any assignment solely if, in order for such assignment to comply with applicable requirements of law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any governmental authority) of the Borrower; provided, that no consent of the Borrower shall be required for (x) an assignment if a payment or bankruptcy event of default has occurred and is continuing and (y) any assignment to a Lender, an affiliate of a Lender or an approved fund. Assignments will be by novation that will release the obligation of the assigning Lender.

The Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:
Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders (other than the Borrower or any of its affiliates) holding more than 50% of the outstanding Initial Loans, except that (i) the consent of each affected Lender (other than the Borrower or any of its affiliates) will be required for (a) reductions of principal, interest rates or spread, (b) except as provided under “Maturity/Exchange” above, extensions of the Initial Loan Maturity Date, (c) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange and (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (ii) the consent of 100% of the Lenders (other than the Borrower or any of its affiliates) shall be required with respect to (a) modifications to any of the voting percentages, (b) modifications to the redemption provisions and (c) releases of any significant Guarantor (other than in connection with a sale of such Guarantor permitted by the Bridge Facility Documentation).

Intercreditor Agreements:	The Bridge Facility shall be subject to (a) that certain Intercreditor Agreement dated May 10, 2016, between the administrative agent for the Revolving Facility, as priority lien

Term Sheet – Bridge Facility

agent, Wilmington Trust, National Association, as second lien collateral trustee and the Loan Parties party thereto and (b) each other intercreditor agreement entered into among the Borrower, the Administrative Agent and the applicable holder of any other permitted junior lien debt in form and substance satisfactory to the Administrative Agent in its sole discretion (collectively, the “Intercreditor Agreements”).

Expenses and Indemnification:
The Bridge Facility Documentation shall provide that the Borrower shall pay (a) all reasonable, documented out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable, documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Facility Documentation.

The Administrative Agent, the Arranger and the Lenders (and their respective affiliates, controlling persons, officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the proposed transactions, including, but not limited to, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the bad faith, gross negligence, willful misconduct of, or material breach of contract by, the relevant indemnified person.

Governing Law and Forum:	New York.
Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Term Sheet – Bridge Facility

Annex I to Exhibit B

EXCHANGE NOTES AND EXTENDED TERM LOANS
Summary of Terms and Conditions
________________________

Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Bridge Facility to which this Annex I is attached.

Issuer:
The Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as the Initial Loans.
Ranking:	Same as the Initial Loans.
Principal Amount:
The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange by Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall equal $25,000,000; provided, that a Lender may not elect to exchange only a portion of its outstanding Extended Term Loans for Exchange Notes unless such Lender intends at the time of such partial exchange to sell promptly the Exchange Notes received therefor.

Maturity:	The Exchange Notes and the Extended Term Loans will mature on the seventh anniversary of the Closing Date.
Interest Rate:	The Exchange Notes and the Extended Term Loans will bear interest at the Bridge Rate Cap.
Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 200 basis points.

Interest will be payable in arrears (a) for the Extended Term Loans, at the end of each fiscal quarter of the Borrower and on the final maturity date and (ii) for the Exchange Notes, at the end of each semi-annual fiscal period and on the final maturity date.

Mandatory Redemption:
None prior to maturity except in the event of a “Change of Control” (as defined in the Precedent Documentation) requiring an offer to purchase the Notes at 101% of par plus accrued interest to the purchase date.

Optional Redemption:	The Extended Term Loans may be prepaid, in whole or in part, at the option of the Issuer, at any time at par plus accrued and

Term Sheet – Bridge Facility

unpaid interest to the prepayment date.

The Exchange Notes will be (a) non-callable for the first three years from the Initial Loan Maturity Date and (b) thereafter, callable at par plus accrued interest plus a premium equal to 75% of the coupon in effect on the Exchange Notes on the date of sale of such Exchange Notes to a third party purchaser, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes; provided, that such call protection shall not apply to any call for redemption issued prior to the sale to such third party. The Exchange Notes will also be subject to customary three year equity clawback features. In addition, prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points. The optional redemption provisions will be otherwise consistent with publicly traded high yield transactions with affiliates of the Borrower.

Mandatory Offers to Purchase:
After any payments required to be made to repay the Revolving Facility and any other secured debt of the Borrower, the Issuer will be required to offer to repurchase the Exchange Notes and repay the Extended Term Loans upon the occurrence of a Change of Control, which offer shall be at 101% of the principal amount thereof, plus accrued and unpaid interest.

After any payments required to be made to repay the Revolving Facility and any other secured debt of the Borrower, the Issuer will also be required to offer to repurchase the Exchange Notes and repay the Extended Term Loans, subject to exceptions substantially similar to those set forth in recent facilities of this type involving affiliates of the Borrower (including customary reinvestment rights), upon the consummation of asset sales outside the ordinary course of business, which offer shall be at 100% of the principal amount of such Exchange Note plus accrued and unpaid interest.

Registration Rights:
The Issuer will use its commercially reasonable efforts to file within 30 days after the date of the Initial Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer

Term Sheet – Bridge Facility

than two years from the Initial Loan Maturity Date. If within 120 days from the Initial Loan Maturity Date (such 120th day, the “Effectiveness Date”), a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes and Extended Term Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 1.00% per annum on the principal amount of Exchange Notes and Extended Term Loans outstanding to holders thereof from and including the 360th day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Exchange Notes, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement during which such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.
Negative Covenants:	Usual and customary, in light of current market conditions, for recent facilities of this type and limited to the following: restrictions on the incurrence of indebtedness, the payment of

Term Sheet – Bridge Facility

dividends, redemption of capital stock and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, entering into affiliate transactions, entering into mergers, consolidations and sales of substantially all the assets of the Borrower and its subsidiaries and requirements as to future subsidiary guarantors; provided, that such covenants will be incurrence-based covenants, based on those contained in the preliminary offering memorandum or prospectus used to market the New Notes prior to the Closing Date. Following the Initial Loan Maturity Date, the covenants relevant to the Extended Term Loans will automatically be modified so as to be consistent with the Exchange Notes.

Intercreditor Agreements:	The Exchange Notes and the Extended Term Loans shall each be subject to the Intercreditor Agreements.
Events of Default:	As appropriate, similar to the events of default applicable to the Existing Second Lien Notes.
Governing Law and Forum:	New York.

Term Sheet – Bridge Facility

EXHIBIT C

PROJECT LEGACY
REVOLVING FACILITY
Summary of Terms and Conditions
________________________

Set forth below is a summary of the terms and conditions for the Revolving Facility. Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B and D thereto

Borrower:	The Company.
Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMorgan”; in such capacity, the “Administrative Agent”) in respect of the Revolving Facility for a syndicate of banks, financial institutions and other institutional lenders (together with JPMorgan, the “Lenders”).

Arranger and Bookrunner:	JPMorgan (in such capacity, the “Arranger”).
Existing Credit Agreement:
That certain Amended and Restated Credit Agreement, dated as of December 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and among the Company, as borrower, JPMorgan, as administrative agent, and the lending institutions party thereto.

Revolving Credit Facility:
A revolving credit facility (the “Revolving Facility”) in an aggregate maximum principal amount of $3,500,000,000 (the “Maximum Amount”), subject to availability as described under the heading “Revolving Credit Facility Availability” below. The loans under the Revolving Facility are collectively referred to as “Revolving Loans”.

Swingline:	Same as Existing Credit Agreement.
Purpose / Use of Proceeds:
The proceeds of the Revolving Loans made on the Closing Date may be used as set forth in clause (e) of the Transaction Description set forth on Exhibit A. All other proceeds of Revolving Loans will be used to finance working capital needs and for other general corporate purposes, including, without limitation, the exploration, acquisition and development of oil and gas properties.

Revolving Credit Facility Availability:
The Revolving Facility will be available on a revolving basis during the period commencing on the Closing Date and ending on the earlier of the Revolving Maturity Date and the date the Revolving Commitments are terminated, subject to the Borrowing Base then in effect.

Borrowing Base:	Consistent with the Existing Credit Agreement, the Revolving Facility shall at all times be subject to a borrowing base, which shall be based on the loan value of the Loan Parties’ proved oil

Term Sheet – Revolving Facility

and gas reserves (the “Borrowing Base”). The initial Borrowing Base shall be $1,200,000,000 (the “Initial Borrowing Base”).
Interest Rates and Fees; LIBOR Alternative Rate Provisions:
The interest rate shall be, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage (as defined in Existing Credit Agreement) in effect on such day:

	Borrowing Base Utilization Percentage	X ≤ 25%	25% < X ≤ 50%	50% < X ≤ 75%	75% < X ≤ 90%	90% < X
	LIBOR Loans	2.500%	2.750%	3.000%	3.250%	3.500%
	ABR Loans	1.500%	1.750%	2.000%	2.250%	2.500%

Default Rate:	Same as Existing Credit Agreement.
Letters of Credit:	Same as Existing Credit Agreement.
Final Maturity:	Same as Existing Credit Agreement (the “Revolving Maturity Date”).
Guarantees:	Subject to the Certain Funds Provisions, same as Existing Credit Agreement.
Security:
Subject to the Certain Funds Provision, consistent with Existing Credit Agreement (the “Collateral”).
In the event that any mortgages encumbering the Borrowing Base Properties (as defined in the Existing Credit Agreement) are delivered after the Closing Date in accordance with the Certain Funds Provisions, the Borrower shall be required to deliver corresponding customary opinions of counsel for the relevant jurisdiction in which Borrowing Base Properties are being encumbered.
Notwithstanding anything to the contrary, title information consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties and acquired oil and gas properties are located shall be required to be delivered prior to or on the Closing Date with respect to (x) not less than 50% of the PV-9 value of the oil and gas properties evaluated in the Initial Reserve Report and (y) together with title information previously delivered to Administrative Agent pursuant to the Existing Credit Agreement, not less than 85% of the PV-9 of the Borrowing Base Properties evaluated in the Initial Reserve Report no later than 60 days following the Closing Date (provided, that such

Term Sheet – Revolving Facility

timelines may be extended in the sole discretion of the Administrative Agent).
No later than 90 days following the Closing Date, the Borrower and the Guarantors shall be required to enter into control agreements with respect to all deposit, securities and commodities accounts, respectively, subject to certain customary exceptions consistent with the pledge agreement entered into to secure the Existing Credit Agreement (provided, that (a) such timeline may be extended in the sole discretion of the Administrative Agent and (b) to the extent that control agreements are in place under the Existing Credit Agreement, such control agreements shall remain in place).

Mandatory Prepayments:	Same as Existing Credit Agreement.
Voluntary Prepayments and Reductions in Commitments; Prepayment Fees:	Same as Existing Credit Agreement.
Documentation:
Subject to the Certain Funds Provision, the definitive documentation for the Revolving Facility, including, if applicable, the RBL Amendment (the “Revolving Facility Documentation” and, together with the Bridge Facility Documentation, the “Facilities Documentation”) shall be negotiated in good faith and (a) shall be consistent with the Existing Credit Agreement, with such with such changes and modifications to reflect the terms set forth in this Exhibit C and such other changes and modifications as may be reasonably agreed between the Company and the Arranger (it being understood and agreed that such Revolving Facility Documentation will reflect customary agency, borrowing mechanics, and other ministerial provisions for credit agreements).

Conditions to Closing:
Subject to the Certain Funds Provisions, the availability of the Revolving Facility shall be subject solely to the satisfaction of the applicable conditions set forth in the Commitment Letter and in Exhibit D.

Conditions to Subsequent Borrowings:	Same as Existing Credit Agreement.
Representations and Warranties:
Subject to the Certain Funds Provisions, same as Existing Credit Agreement (it being understood that all representations and warranties shall be made on the Closing Date (provided, that only the accuracy of the Specified Representations and the Specified Acquisition Agreement Representations shall be a condition to the availability of the Revolving Facility on the Closing Date).

Term Sheet – Revolving Facility

Affirmative Covenants:	To be limited to the affirmative covenants in the Existing Credit Agreement, with changes as needed to allow for Transactions.
Negative Covenants:	To be limited to the negative covenants in the Existing Credit Agreement, with changes as needed to allow for Transactions including, without limitation, an increase in the second-lien debt basket.
Financial Covenants:
(i) A maximum ratio of Consolidated Total Debt (as defined in the Existing Credit Agreement) to consolidated EBITDAX of 4.50 to 1.00, with step-downs to be agreed.
(ii) A minimum ratio of Consolidated Current Assets to Consolidated Current Liabilities of 1.00 to 1.00.

Events of Default:	Same as Existing Credit Agreement.
Voting:	Same as Existing Credit Agreement.
Cost and Yield Protection:	Same as Existing Credit Agreement.
Assignments and Participations:	Same as Existing Credit Agreement.
Intercreditor Agreements:
The Revolving Facility shall be subject to (a) that certain Intercreditor Agreement dated May 10, 2016, between the Administrative Agent, as priority lien agent, Wilmington Trust, National Association, as second lien collateral trustee and the Loan Parties party thereto and (b) each other intercreditor agreement entered into among the Borrower, the Administrative Agent and the applicable holder of any permitted junior lien debt in form and substance satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion.

Expenses and Indemnification:	The Revolving Facility Documentation shall contain expense and indemnity provisions consistent with the Existing Credit Agreement.
Governing Law and Forum:	New York.
Counsel to the Administrative Agent and Arranger:	Simpson Thacher & Bartlett LLP.

Term Sheet – Revolving Facility

EXHIBIT D

PROJECT LEGACY
Summary of Additional Conditions
________________________

Subject in all respects to the Certain Funds Provisions, the availability of the Facilities on the Closing Date shall be subject to the satisfaction or waiver of the following conditions. Capitalized terms used but not defined herein have the meanings given in the Commitment Letter and the other Exhibits thereto.
(a)Each Loan Party shall have executed and delivered the applicable Facilities Documentation on terms consistent with the Commitment Letter.

(b)Subject to the Certain Funds Provisions, the Acquisition shall be consummated in all material respects in accordance with the Acquisition Agreement substantially concurrently with the initial funding of the Bridge Facility (if applicable) and the RBL Amendment or the Refinancing RBL Facility, as applicable, and, subject to the Certain Funds Provisions, no provision thereof shall have been waived, amended, supplemented or otherwise modified, and no consent shall have been given thereunder in any manner materially adverse to the interests of the Commitment Party or the Lenders without the prior written consent of the Commitment Party (not to be unreasonably withheld, delayed or conditioned); provided, that, unless funded by equity, an increase in the purchase price under the Acquisition Agreement greater than (but no such increase equal to or less than) 10% of such purchase price shall be deemed to be materially adverse to the interests of the Commitment Part or the Lenders; provided, further, that, unless accompanied by a dollar-for-dollar decrease in (i) first, Closing Date availability under the Revolving Facility and (ii) thereafter, the commitment amounts under the Bridge Facility and the Initial Borrowing Base on a pro rata basis, a decrease in the purchase price under the Acquisition Agreement greater than (but no such decrease equal to or less than) 10% of such purchase price shall be deemed to be materially adverse to the interests of the Commitment Part or the Lenders.

(c)The Lenders, the Administrative Agent and the Arranger shall receive all fees and invoiced expenses (to the extent invoiced at least three business days prior to the Closing Date) required to be paid by the Company on or before the Closing Date substantially concurrently with the initial funding of the Bridge Facility and the RBL Amendment or the Refinancing RBL Facility, as applicable.

(d)(i) The Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and requested in writing by the Administrative Agent no later than ten business days prior to the Closing Date and (ii) if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Borrower the name of each requesting Lender and its electronic delivery requirements at least ten business days prior to the Closing Date, the Administrative Agent and each such Lender requesting a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230 (such certification, a “Beneficial Ownership Certification”) will have received, at least 5 days prior to the Closing Date, the Beneficial Ownership Certification in relation to the Borrower.

(e)The Administrative Agent shall have received (i) audited consolidated financial statements of the Company for the three most recently completed fiscal years, (ii) (x) the audited consolidated balance sheets of the Target and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity

Summary of Additional Conditions

and cash flows for the year ended December 31, 2017 (successor), for the period from September 13, 2016 through December 31, 2016 (successor), the period from January 1, 2016 through September 12, 2016 (predecessor) and the year ended December 31, 2015 (predecessor) and (y) the audited consolidated balance sheet of the Target and its subsidiaries and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each subsequent fiscal year that ended at least 60 days prior to the Closing Date, (iii) unaudited consolidated financial statements of the Company for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above (other than the last fiscal quarter of such latest fiscal year) that ended at least 40 days prior to the Closing Date, and unaudited consolidated financial statements of the Company for the corresponding period of the prior fiscal year (which, in each case, (x) need not include any information or notes not required by Article 10 of Regulation S-K of the Securities Act of 1933, as amended (the “Act”), to be included in unaudited interim financial statements of the Company and (y) are subject to normal year-end adjustments), and (iv) (x) the unaudited condensed consolidated balance sheets of the Target and its subsidiaries as of, and the related condensed consolidated statements of operations, comprehensive income (loss) and cash flows for the fiscal quarter ended, September 30, 2018 and, in the case of the statements of operations, comprehensive income (loss) and cash flows, unaudited condensed consolidated financial statements of the Target for the corresponding period of the prior fiscal year, and (y) the unaudited condensed consolidated balance sheet of the Target and its subsidiaries and the related statements of operations, comprehensive income (loss) and cash flows for each fiscal quarter ended after the latest fiscal year referred to in clause (ii)(y) above (other than the last fiscal quarter of such latest fiscal year) that ended at least 40 days prior to the Closing Date, and, in the case of the statements of operations, comprehensive income (loss) and cash flows, unaudited condensed consolidated financial statements of the Target for the corresponding period of the prior fiscal year (which, in each case, (x) need not include any information or notes not required by Article 10 of Regulation S-K of the Act to be included in unaudited interim financial statements of the Target and (y) are subject to normal year-end adjustments). The Administrative Agent confirms receipt of the financial statements described in clause (ii)(x) above.

(f)The Administrative Agent shall have received a pro forma consolidated balance sheet of the Company as at the date of the most recent balance sheet of the Company delivered pursuant to clause (i) of the preceding paragraph and a pro forma statement of operations for the four-quarter period ending on such date, in each case adjusting such financial statements to give effect to the consummation of the Acquisition and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X of the Act, except, with respect to Rules 3-10 and 3-16 thereof and certain other exceptions, as may be agreed.

(g)The Administrative Agent shall have received (i) customary legal opinions regarding the Borrower and the Guarantors, (ii) customary closing certificates (limited to, in each case for the Borrowers and the Guarantors: (x) customary corporate (or other organizational) resolutions and charter documents; (y) good standing certificates from the jurisdiction of organization of the Borrowers and the Guarantors, as applicable (to the extent such concept exists in the applicable jurisdiction); and (z) customary officers’ incumbency certificates), (iii) customary notice of borrowing (provided that such notice and certifications required by clause (i) above or this clause (ii) shall not include any representation or statement as to the absence (or existence) of any default or event of default or a bring-down of representations and warranties), and (iv) a chief executive officer’s (or such other officer with equivalent duties) solvency certificate from substantially in the form set forth in Annex I to this Exhibit D.

(h)[Reserved.]

Summary of Additional Conditions

(i)The Company shall have delivered to the Commitment Parties, no later than 30 days prior to the Closing Date, a customary prospectus or preliminary offering memorandum and other customary marketing materials relating to the New Notes usable in a customary high-yield road show, which shall comply with the rules and regulations (including Regulation S-X) of the Act, and the investment bank engaged to place the New Notes shall have been afforded a reasonable period, which shall not be less than 13 business days, following the receipt of such documentation to place the New Notes with qualified purchasers thereof.

(j)The Administrative Agent shall have received title information for not less than 50% of the PV-9 value of the Borrowing Base Properties evaluated in the Initial Reserve Report on the Closing Date consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties and acquired oil and gas properties are located.

(k)The Administrative Agent shall have received the (i) initial Reserve Report of DeGolyer and MacNaughton for the oil and gas properties of the Borrower and its subsidiaries as of December 31, 2017 and (ii) the initial Reserve Report of DeGolyer and MacNaughton for the oil and gas properties of the Target as of December 31, 2017 (the “Initial Reserve Report”).

(l)Substantially concurrently with the initial funding of the Bridge Facility and the RBL Amendment or the Refinancing RBL Facility, as applicable, the Refinancing shall have been consummated.

Summary of Additional Conditions

Annex I to Exhibit D

SOLVENCY CERTIFICATE
TO:        JPMorgan Chase Bank, N.A., as Administrative Agent

RE:
[Bridge Loan Agreement], dated as of [___], 201[_] by and among Denbury Resources Inc., a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Bridge Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Bridge Loan Agreement)

DATE:        [___], 201[_]
____________________________________________________________________________________________________
Pursuant to Section [__] of the Bridge Loan Agreement, the undersigned Authorized Officer of the Borrower hereby certifies on behalf of (and in his/her capacity as an Authorized Officer of) the Borrower, and not in his/her personal capacity, as follows:

1.
The undersigned Authorized Officer of the Borrower is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate on behalf of the Borrower.

2.	After giving effect to the [Initial Loans] and the other transactions contemplated by the Bridge Loan Agreement:

a.
The fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis;

b.
The present fair saleable value of the real and personal property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.
The Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

d.
The Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Form of Solvency Certificate

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.
[Signature page follows.]

Form of Solvency Certificate

DENBURY RESOURCES INC.

By:
Name:
Title:

Form of Solvency Certificate